Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trovagene, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 26, 2018, except for the effects of the reverse stock split discussed in Note 15 to the consolidated financial statements, as to which the date is June 4, 2018, relating to the consolidated financial statements of Trovagene, Inc. (the “Company”) appearing in the Company’s Registration Statement on Form S-1 (File No. 333-224808) for the year ended December 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California
February 14, 2019